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                                                                 Exhibit 23(b)




                     CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of Protective Life Corporation of our report dated February 23, 1998, except for Note 12, as to which the date is March 11, 1998, appearing on page F-2 of United Dental Care, Inc.'s Annual Report on Form 10-K/A for the year ended
December 31, 1997. We also consent to the reference to it under the headings "Experts" and "Summary Historical Financial Data of UDCI" in such Prospectus. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Summary Historical Financial Data of UDCI".

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP

Dallas, Texas
July 31, 1998